EXHIBIT 10.13

AMENDMENT TO AMENDED

AND

RESTATED CREDIT AGREEMENT

(SECOND)

This AMENDMENT (“Amendment”) dated as of October 30, 2003 is by and between WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as an individual Lender and as Lead Arranger and Administrative Agent (“Wachovia”), FLEET NATIONAL BANK (formerly known as Fleet Bank, N.A.), as an individual Lender and as Documentation Agent, (“Fleet”), BROWN BROTHERS HARRIMAN & CO., as an individual Lender (“Brown Brothers”, Wachovia, Fleet and Brown Brothers in their capacity as individual Lenders are hereinafter, collectively the “Lenders”, Wachovia in its capacity as the Lead Arranger and Administrative Agent is hereinafter the “Agent”, and Fleet in its capacity as the Documentation Agent is hereinafter the “Documentation Agent”) and HOOPER HOLMES, INC., a New York corporation, (“Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower, Lenders, Agent and the Documentation Agent are parties to a certain Amended and Restated Revolving Credit Agreement dated as of October 29, 1999 (said agreement, as amended by a certain Amendatory Letter Agreement dated as of July 10, 2000, as further amendment by a certain Amendment thereto dated as of May 15, 2001, as further amended by an Amendatory Letter dated October 16, 2002, and as further amended and modified from time to time, the “Credit Agreement”) and certain other Credit Documents executed and delivered in connection therewith; and

WHEREAS, the Borrower has requested certain modifications to certain covenants set forth in the Credit Agreement and an extension of the Revolving Credit Expiration Date from October 31, 2003 to October 31, 2006;

WHEREAS, the Lenders are agreeable to the requests of the Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

1. Defined Terms; Effect of Amendment.

(a) Unless otherwise modified hereby, all capitalized terms used herein which are defined in the Credit Agreement, and not otherwise defined herein, are used herein as defined in the Credit Agreement. All capitalized terms used herein which are defined in the Credit Agreement and modified herein shall have the meaning assigned to such terms in the Credit Agreement as so modified.

(b) This Amendment is an amendment to the Credit Agreement. Unless the context of this Amendment otherwise requires, the Credit Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Credit Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Credit Agreement to the “Credit Agreement”, “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and all references in the Notes and the other Credit Documents to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.

2. Amendments to Credit Agreement.

(a) The table set forth in the definition of “Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Level	If Such Ratio Is:	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Commitment Fees
I	Equal to or less than 2.50:1.00 but greater or equal to 2.25:100	plus 25 basis points (.25%)	plus 175 basis points (1.75%)	plus 30 basis points (.30%)

II	Less than 2.25:100 but greater or equal to 1.75:100	0 basis points (0.00%)	plus 137½ basis points (1.375%)	plus 25 basis points (.25%)

III	Less than 1.75:100 but greater or equal to 1.25	minus 25 basis points (.25%)	plus 100 basis points (1.00%)	plus 20 basis points (.20%)

IV	Less than 1.25:00	minus 50 basis points (.50%)	plus 75 basis points (.75%)	plus 15 basis points (.15%)

(b) The definition of “Consolidated Fixed Charge Coverage Ratio” set forth in Section 1.01of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Fixed Charge Coverage Ratio shall mean the ratio of (A) the Borrower=s net income (excluding non-cash extraordinary items or non-cash post-tax non-operating earnings adjustments) plus amounts (without duplication) deducted from net income in respect of income tax expense, interest expense, depreciation and amortization expense and lease and rental expense to (B) the sum of (x) the Current Maturities on Long Term Indebtedness (excluding, however, in all cases any current maturities in respect of Borrower’s Obligations under the Revolving Credit Loans) plus (y) the interest expense and lease and rental expense otherwise added back into the Borrower’s net income pursuant to clause (A) above plus (z) dividends or any other form of cash distribution made by the Borrower on account of any class of stock of the Borrower, in each case determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.”

(c) The definition of “Letter of Credit Sublimit” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Letter of Credit Sublimit shall mean an amount determined by the Lenders (in their sole and absolute discretion) to be made available to the Borrower for the issuance of Letters of Credit hereunder.”

(d) The defined term “Revolving Credit Expiration Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Expiration Date shall mean October 31, 2006, as the same may be extended for an additional one (1) year period in accordance with Section 2.02 hereof.”

(e) Clause (x) of the definition of “Permitted Investments” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x) any other form of investment in any Person so long as the consideration paid or exchanged by the Borrower for such investment (whether in cash or the value of payment-in-kind) does not exceed in the aggregate for all such investments $5,000,000 minus the aggregate outstanding amount actually advanced to officers of the Borrower as permitted pursuant to Section 8.11 hereto.”

(f) Clause (f) of Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Liens in favor of any Person (whether or not the seller of such assets) upon property or assets of the Borrower or any of its Subsidiaries incurred solely for the purpose of financing the acquisition of any such assets, provided, no such Lien shall extend to or over any property or asset other than the property being acquired and provided, further that (i) the aggregate principal amount of the Indebtedness at any one time outstanding secured by such Liens shall not exceed $5,000,000.00 and (ii) the incurrence of any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement; and”

(g) Section 8.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.05 Dividends. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of stock of the Borrower, except that the Borrower may declare and pay quarterly cash dividends in respect of its capital stock so long as immediately after giving effect to any such proposed dividend payment, a Default or Event of Default would exist. Anything to the contrary in this Section 8.05 notwithstanding, the Borrower shall be permitted to distribute additional shares of its capital stock in respect of any issued and outstanding shares of its capital stock in connection with stock splits effected by the Borrower from time to time.”

(h) Section 8.05A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.05A Special Stock Purchase Provisions. Purchase, redeem or otherwise acquire the value (or permit any Subsidiary to do so) any share of any class of stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; except purchases of shares of its publicly traded common stock on the American Stock Exchange for an aggregate gross purchase price not to exceed $25,000,000 at any time prior to the Revolving Credit Expiration Date. The stock purchases permitted pursuant to this Section 8.05A shall be further restricted as follows: (y) no such purchases shall be permitted if immediately after giving effect to any such proposed purchase, a Default or Event of Default would exist, and (z) in no event shall the Borrower be permitted to borrow under the Revolving Credit Facility to fund, directly or indirectly, any stock purchases contemplated in this Section 8.05A. With delivery of the quarterly financial statement required pursuant to Section 7.03(ii) hereof, the Borrower shall provide to the Agent and the Lenders a statement itemizing the number of share purchased pursuant to this Section 8.05A, and the purchase price paid for such stock, during the immediately preceding fiscal quarter.”

(i) Section 8.08 of the Credit Agreement is hereby deleted in its entirety and the following shall be inserted in its place:

“8.08 [INTENTIONALLY DELETED]”

(j) Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.10 Loans and Advances Generally. Other than as permitted pursuant to Section 8.11 hereof, loan or make advances, or other forms of extensions of credit, to any Subsidiary or Affiliate of the Borrower, or any other Person (other than as permitted under Section 8.9 hereof); provided, however, that the Borrower shall be permitted to make loans, advances and other forms of extensions of credit to any of its Subsidiaries so long as such Subsidiary is also a Guarantor of the Obligations.”

(k) Section 8.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.16 Consolidated Funded Debt to EBITDA Ratio. Permit its Consolidated Funded Debt to EBITDA Ratio to exceed at any time 2.50 to 1.00, measured on a quarterly basis for the relevant Test Period.”

4. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms and conditions of the Credit Agreement shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof. This Amendment is limited as written and shall not be deemed (i) to be an amendment of or a consent under or waiver of any other term or condition of the Credit Agreement or (ii) to prejudice any right or rights which the Lenders now have or may have in the future under or in connection with the Credit Agreement or such other agreements.

5. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower makes the following representations and warranties to the Lenders, which shall survive the execution and delivery hereof:

(i)	The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it, and this Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii)	No Event of Default has occurred and is continuing under the Credit Agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such an Event of Default; and

(iii)	The representations and warranties set forth in the Credit Agreement and the other Credit Documents are true and correct as of the date hereof in all material respects.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all which when taken together shall constitute one and the same agreement.

7. Governing Law. This Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

8. Conditions Precedent. This Amendment shall not be effective until (1) the Agent shall have received counterparts of this Amendment, duly executed by all of the parties hereto, (2) the Agent shall have received a Guaranty substantially in the term of EXHIBIT D to the Credit Agreement duly executed by each of the following Subsidiaries of the Borrower: Medicals Direct Group, Inc., 684 Associates Limited (trading as D&D Associates), Heritage Labs International LLC, and Hooper Distribution Services, Inc. (the “New Guarantors”), (3) the Agent shall have received secretary certificates, incumbency certificates and good standing certificates for each New Guarantor substantially the same as the like items delivered by the

Borrower pursuant to Section 5.01(a)(iv), (vi) and (vii) of the Credit Agreement, (4) the Borrower shall have paid to the Agent for the ratable account of the Lenders a modification and extension fee equal to .15% of the aggregate amount of the Revolving Credit Commitments (or $52,500 = $35,000,000 X .15%), and (5) the Borrower shall have paid all reasonable fees and expenses of the Agent’s counsel incurred in connection with the preparation, negotiation, execution and delivery and review of this Amendment.

9. Execution Certification. The parties hereto certified that this Amendment was executed and delivered in the State of New Jersey.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

Borrower:

WITNESS OR ATTEST		HOOPER HOLMES, INC.

By:	/s/ Robert W. Jewett	By:	/s/ Fred Lash

	Name: Robert W. Jewett		Name: Fred Lash
	Title: Senior Vice President, General Counsel & Secretary		Title: Senior Vice President, CFO & Treasurer

Lenders:

WACHOVIA BANK, NATIONAL BANK,
(formerly known as First Union National Bank) As Agent and Lender

		By:	/s/ Eugene S. Smith
Name: Eugene S. Smith Title: Vice President

FLEET NATIONAL BANK
(formerly known as Fleet Bank, N.A.), As Documentation Agent and Lender

		By:	/s/ Laura H. McAulay
Name: Laura H. McAulay Title: Senior Vice President

BROWN BROTHERS HARRIMAN & CO. As Lender

		By:	/s/ Gregory S. Pachus
Name: Gregory S. Pachus Title: Vice President

THIS AMENDMENT IS
ACKNOWLEDGED AND CONSENTED TO
WITNESS OR ATTEST		HOOPER INFORMATION SERVICES, INC.
As Guarantor

By:	/s/ Robert W. Jewett	By:	/s/ Fred Lash

	Name: Robert W. Jewett		Name: Fred Lash
	Title: Senior Vice President, General Counsel & Secretary		Title: Senior Vice President, CFO & Treasurer